                                                                                                                       Exhibit 12.1
                                                                                                                       ------------

                                       Computation of Ratio of Earnings to Fixed Charges and
                             Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                                       (dollars in thousands)
                                                 Three Months                                Year Ended
                                                    Ended                                   December 31,
                                                  March 31,        ---------------------------------------------------------------
                                                     2002            2001          2000         1999          1998          1997
                                                 ------------      ---------     ---------    --------      --------     ---------
Income (loss) before income taxes,
   cumulative effect of change in accounting
   principle and extraordinary gain (loss),
   but after minority interest...........          $ 50,618        ($148,207)    $  38,689    ($79,814)     $ 64,225     $ 129,715

Add:
     Portion of rents representative of
       the interest factor...............             1,502            6,007         5,527       5,370         4,698         4,188
     Interest expense....................            11,135           45,719        47,596      50,801        48,819        48,869
                                                   --------        ---------     ---------    --------      --------     ---------

Income (loss) as adjusted................          $ 63,255        ($ 96,481)    $  91,812    ($23,643)     $117,742     $ 182,772
                                                   ========        =========     =========    ========      ========     =========

Fixed charges and preferred dividends:
     Interest expense....................          $ 11,135        $  45,719     $  47,596    $ 50,801      $ 48,819     $  48,869
     Preferred dividends.................                 0                0             0         497         8,268        10,266
     Portion of rents representative of
       the interest factor...............             1,502            6,007         5,527       5,370         4,698         4,188
                                                   --------        ---------     ---------  ----------      --------     ---------

       Total.............................          $ 12,637        $  51,726     $  53,123    $ 56,668      $ 61,785     $  63,323
                                                   ========        =========     =========    ========      ========     =========

Ratio of Earnings to Fixed Charges.......               5.0              N/A           1.7         N/A           2.2           3.4
                                                   ========        =========     =========    ========      ========     =========

Ratio of Earnings to Combined Fixed
   Charges and Preferred Stock Dividends.               5.0              N/A           1.7         N/A           1.9           2.9
                                                   ========        =========     =========    ========      ========     =========
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